Exhibit 5.1

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

August 11, 2017

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134-1706

Dear Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cisco Systems, Inc., a California corporation (“Cisco” or the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about August 11, 2017 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 62,465 shares of Cisco’s Common Stock (the “Shares”) subject to issuance by Cisco upon the settlement of Restricted Stock Units (the “RSUs”) granted under the Observable Networks, Inc. 2017 Equity Incentive Plan (the “2017 Plan”) and assumed by Cisco in accordance with the terms of the Agreement and Plan of Merger, dated as of July 12, 2017 (the “Merger Agreement”) by and among Cisco, Observable Networks, Inc., Oslo Acquisition Corp. and the Stockholders’ Agent (as that term is defined in the Merger Agreement).

In rendering this opinion, we have examined such matters of law and fact as we have deemed necessary in order to render the opinions set forth herein, which included examination of the following:

(1)	the Company’s Restated Articles of Incorporation, filed with the California Secretary of State on January 18, 2001 and certified by the California Secretary of State on March 10, 2017, as filed as an exhibit to the Form S-3 registration statement filed by the Company with the Commission on February 21, 2001 (the “Restated Articles”);

(2)	the Company’s Amended and Restated Bylaws, as filed as an exhibit to the Form 8-K filed by the Company with the Commission on July 29, 2016 (the “Restated Bylaws”);

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement (the “Prospectus”);

(5)	(a) the minutes of meetings and actions by written consent of the Company’s Board of Directors at which, or pursuant to which, the Restated Articles and

Cisco Systems, Inc.

August 11, 2017

Restated Bylaws were approved and (b) resolutions that a representative of the Company has represented to us were adopted at a meeting of the Compensation and Management Development Committee of the Company’s Board of Directors approving the Company’s assumption of the RSUs and authorizing filing of the Registration Statement;

(6)	the stock records that the Company has provided to us (consisting of (i) a report from the Company’s transfer agent as to the outstanding shares of the Company’s capital stock as of August 9, 2017 and a verbal confirmation from the Company’s transfer agent as to the outstanding shares of the Company’s capital stock on August 11, 2017; and (ii) a summary report from the Company as of August 9, 2017 of outstanding restricted stock units, options and warrants to purchase the Company’s capital stock and stock reserved for issuance thereunder upon the exercise or settlement of restricted stock units, options and warrants to be granted in the future);

(7)	the Merger Agreement and all exhibits thereto, as well as the Certificate of Merger filed with the Delaware Secretary of State with respect to the Merger Agreement on July 31, 2017;

(8)	the Plan, and the forms of agreements used thereunder, furnished to us by the Company (such forms of agreements, the “Plan Agreements”);

(9)	the form of the Company’s Restricted Stock Unit Assumption Agreement (the “RSU Assumption Agreement”) to be used by the Company to assume the RSUs originally issued under the Plan and assumed by the Company under the Merger Agreement, as filed by the Company with the Commission as an exhibit to the Registration Statement;

(10)	a Certificate of Status issued by the office of the California Secretary of State stating that the Company is a California corporation in good standing (together with the certificate of good standing described in item 11 below, the “Certificates of Good Standing”); and

(11)	a Certificate of Good Standing from the California Franchise Tax Board stating that the Company is in good standing with that agency.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities (other than the Company) executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents by each party thereto (other than the

Cisco Systems, Inc.

August 11, 2017

Company) where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be, when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied upon our examination of the documents referred to above and representations made to us by representatives of the Company and have assumed the current accuracy and completeness of the information obtained from such documents and representations. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the State of California.

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

Based upon the foregoing, it is our opinion that the 62,465 Shares that may be issued and sold by the Company upon the settlement of the RSUs, when issued, sold and delivered in accordance with the Plan, the applicable Plan Agreements and RSU Assumption Agreements entered into thereunder, and in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cisco Systems, Inc.

August 11, 2017

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered on, and speaks only as of, the date first written above and is based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Yours truly,

/s/ Fenwick & West LLP